EXHIBIT 10.31
Agreement No. 98-0228A
AMENDMENT TO LICENSE AGREEMENT 98-0228
This Amendment is made effective as of the 16th day of April, 2007, by and between Wisconsin Alumni Research Foundation (“WARF”), a nonstock, nonprofit Wisconsin corporation, and TomoTherapy Incorporated (“TomoTherapy”), a corporation organized and existing under the laws of Wisconsin.
WITNESSETH
     WHEREAS, WARF and TomoTherapy entered into license agreement 98-0228 made effective February 22,1999 (the “Agreement”); and
     WHEREAS, WARF and TomoTherapy desire to amend the Agreement to clarify certain rights and obligations under the Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and in the Agreement, the parties covenant and agree as follows:
1.	WARF has not initiated any infringement actions related in any Way to the Licensed Patents. As of the date of this Amendment WARF has no plans to initiate any infringement action related in any way to the use of the Licensed Patents.

2.	As of the date of this Amendment, WARF has not received notice of any declaratory judgment action brought against WARF related in any way to the Licensed Patents.

3.	The third sentence of Section 9A of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

“WARF shall have the right to determine the best course of action to resolve such infringement, however, in no event will WARF grant a license to any such alleged infringer to practice the inventions of the Licensed Patents thereafter without a sublicense directly from TomoTherapy.”

4.	The fourth and fifth sentences of Section 9A of the Agreement are hereby deleted in their entirety.

5.	The first sentence of Section 9B of the Agreement shall be deleted in its entirety and replaced with the following sentence:

“In the event of a declaratory judgment action brought by a third party, WARF shall have the exclusive right to defend the Licensed Patents by litigation or settlement, provided, however, that in no event will WARF grant a license to the third party instituting such action that would allow such third party to practice the inventions of the Licensed Patents thereafter without such third party obtaining a sublicense directly from TomoTherapy.”

6.	Section 9C of the Agreement shall be deleted in its entirety.
7.	Except as otherwise provided in this Amendment, all terms and conditions previously set forth in the Agreement shall remain in effect as set forth therein and all defined terms used in this Amendment shall have the same meaning as indicated in the Agreement. In the event that this Amendment and the Agreement are inconsistent, the terms and provisions of this Amendment shall supercede the terms and provisions of the Agreement, but only to the extent necessary to satisfy the purpose of this Amendment. Each party hereto represents to the other that it has the full authority to execute, deliver and perform this Amendment in accordance with its terms.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Craig Christianson	Date: 5/1/07

Craig Christianson, Director of Licensing

TOMOTHERAPY INCORPORATED

By:	/s/ Shawn D. Guse	Date: April 18, 2007